Exhibit 4.18

NEVADA GEOTHERMAL POWER INC. AND NORAMEX CORP.

900-409 Granville Street

Vancouver, BC V6C 1T2

October 12, 2004

Inovision Solutions Inc.

304 - 850 Burrard Street Vancouver, BC V6Z 2J1

Dear Sirs:

Re:

Option Agreement for Pumpernickel Geothermal Property, Humboldt County, Nevada

This Ietter sets forth the terms and conditions of our agreement whereby Inovision Solutions Inc. (“ISI”) will have the option to acquire from Nevada Geothermal Power Inc. and Noramex (collectively “NGP”) a 50% interest in and to the Property, subject to various royalties as defined herein, in accordance with the following terms and conditions:

1.

DEFINITIONS

1.1

The following terms as used in this Agreement shall have the following meanings:

(a)

“BLM” means the Bureau of Land Management, of the United States Federal Government;

(b)

“DOE” means the Department of Energy of the federal government of the United States of America;

(c)

“Exchange” means the TSX Venture Exchange;

(d)

“Feasibility Report” means a favourable report, with supporting maps and computations, showing the technical and economic feasibility of the commercial development of a 10 megawatt or greater power plant using Substances which may be extracted from the Property;

(e)

“Newmont” means Newmont USA, Limited;

(f)

“Noramex” means Noramex Corp., a Nevada corporation which is a wholly-owned subsidiary of NGP and is the legal and beneficial owner of the geothermal leases granted by BLM which form part of the Property;

(g)

“Option” means the option to acquire a 50% interest in and to the Property as provided in part 3 of this Agreement;

(h)

“Option Date” means the date of Exchange acceptance for this Agreement;

(i)

“Option Period” means the period commencing on the Option Date to and including the date of exercise or termination of the Option;

(j)

“Party” or “Parties” means either NGP or ISI, or both as the context may require;

(k)

“Property” means a 100% undivided interest in the Newmont and BLM geothermal leases described in Appendix "A" hereto; and

(l)

“Property Rights” means all leases, permits, easements, rights of way, certificates and other approvals obtained by NGP, or its affiliates, either before or after the date of this Agreement and necessary for the exploration and development of the geothermal potential of the Property, or for the purpose of placing the Property or any portion thereof into geothermal power production or continuing production therefrom;

(m)

“Royalties” means, with respect to the leases which comprise the Property, payments out of the proceeds received by the Joint Venture from the sale of Substances, to be made to the owners of the leases, as follows:

(i)

BLM leases - a 10% royalty for steam, heat or energy, 5% for by-products and 5% for demineralized water which are payable to BLM; and

(ii)

Newmont leases - royalties of 3.5% for electric power, 5% of the gross proceeds of sale of Substances, 2% of the proceeds from the sale of by-products, and 10% of the net profits from a commercial facility which uses Substances other than to generate electric power;

(n)

“Substances” means:

(i)

all products of geothermal processes, including indigenous steam, hot water and hot brines;

(ii)

steam and other gases, hot water and hot brines resulting from water, gas or other fluids artificially introduced into subsurface formations;

(iii)

heat or other associated energy found beneath the surface of the earth;

(iv)

water from geopressured zones; and

(v)

by-products of any of the foregoing, such as minerals (exclusive of oil or hydrocarbon gas that can be separately produced) which are found in solution or in association with or derived from any of the foregoing;

(o)

“Work Program” means the exploration expenditures to be funded by ISI, either directly or indirectly, and incurred by ISI with respect to the Property including geological, geophysical and geochemical work, drilling and all payments and expenses incurred in connection with keeping the Property in good standing, provided that all exploration expenditures financed by funding, if any, provided by the DOE are excluded.

1.2

All references to currency in this Agreement shall mean Canadian dollars unless otherwise stated.

2.

REPRESENTATIONS AND WARRANTIES

2.1

ISI hereby represents and warrants to NGP that:

(a)

it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of British Columbia;

(b)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which ISI is a party;

(c)

this Agreement has been authorized by all the necessary corporate action on the part of ISI;

(d)

as at July 31, 2004 there were 4,173,368 common shares of ISI issued and outstanding, and ISI has no plans to undertake a consolidation of its share capital within the next 18 months; and

(e)

the common shares of ISI are listed for trading on the NEX board of the Exchange.

2.2

NGP represents and warrants to ISI that:

(a)

it is, directly or indirectly through Noramex, the legal and beneficial owner of a 100% interest, subject to the Royalties, in all of the geothermal leases comprising the Property, free and clear of all liens, charges, or encumbrances, except those specifically described on Appendix A hereto;

(b)

 the lands covered by the geothermal leases, more particularly described in Appendix A hereto, which comprise the Property have been duly and validly located and recorded pursuant to the laws of the State of Nevada, and the federal laws of the United States of America applicable therein, and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions as of the date hereof until the date set opposite the respective names in Appendix A hereto;

(c)

entering into this Agreement does not and will not conflict with, and does not and wi11 not result in a breach of, any agreement or instrument to which NGP is a party;

(d)

NGP has the due and sufficient right and authority to enter into this Agreement and to dispose of a portion of it's interest in the Property in accordance with the terms to this Agreement;

(e)

this Agreement has been authorized by all necessary corporate action on the part of NGP; and

(f)

there are no adverse claims or challenges against or to the ownership of or title to the Property, nor to the best of NGP's knowledge is there any basis therefore.

3. GRANT OF OPTION

3.1

NGP hereby grant to ISI the exclusive right and option (the "Option") to acquire from NGP, up to a 50% interest in and to the Property, subject to the Royalties, in accordance with the terms of this Agreement.

3.2

To exercise the Option and thereby acquire a 50% interest in the Property, ISI must:

(a)

make cash payments to NGP totaling $120,000 in accordance with the following schedule:

(i)

$10,000 on the Option Date;

(ii)

a further $10,000 on the first anniversary of the Option Date;

(iii)

a further $10,000 on the second anniversary of the Option Date; a

(iv)

further $20,000 on the third anniversary of the Option Date;

(v)

a further $20,000 on the fourth anniversary of the Option Date; and a

(vi)

further $50,000 on the fifth anniversary of the Option Date,

(b)

complete Work Programs on the Property totaling $5,000,000, subject to paragraph 3.5 hereof, in accordance with the following schedule:

(i)

$400,000 on or before the first anniversary of the Option Date;

(ii)

a further $600,000 on or before the second anniversary of the Option Date; a

(iii)

further $1,000,000 on the third anniversary of the Option Date; a further

(iv)

$1,000,000 on the fourth anniversary of the Option Date; and a further $2,000,000

(v)

on the fifth anniversary of the Option Date.

(c)

issue to NGP a total of 600,000 common shares in the capital of ISI in accordance with the following schedule:

(i)

100,000 common shares within 10 business days after the Option Date;

(ii)

a further 100,000 common shares on or before the first anniversary of the Option Date;

(iii)

a further 100,000 common shares on or before the second anniversary of the Option Date;

(iv)

a further 100,000 common shares on or before the third anniversary of the Option Date;

(v)

a further 100,000 common shares on or before the fourth anniversary of the Option Date; and

(vi)

a further 100,000 common shares on or before the fifth anniversary of the Option Date.

3.3

 ISI shall have the right to satisfy all or any portion of the cash payments described in paragraph 3.2(a) hereof, by issuing to NGP, within 60 days of the date such payment was due, additional common shares in the capital of ISI having a deemed value equal to the average closing price of the shares of ISI for the 20 consecutive trading days immediately preceding the date such payment was due, subject to prior Exchange approval to the issuance of any additional shares.

3.4

 With respect to the obligations and rights of 1SI to issue common shares in subparagraph 3.2(c) and 3.3 herein, the common shares of ISI shall be, when issued, fully paid and non-assessable common shares in the capital of ISI and will be free and clear of all liens, charges, encumbrances, save for a hold period, as imposed by applicable securities legislation or the Exchange.

3.5

 In the event that ISI should obtain a Feasibility Report from a third party qualified consultant acceptable to the Exchange, prior to the completion of all of the Work Programs described in paragraph 3.2(b) hereof, then ISI may exercise the Option and earn a 50% interest in the Property by completing the remaining cash payments and share issuances described in paragraphs 3.2(a) and (c) respectively.

3.6

 ISI shall be responsible for all lease payments, BLM fees and property maintenance costs arising during the Option Period, which payments shall be credited as part of the Work Programs. Excess work in any year may be carried forward and applied to subsequent Work Programs.

3.7

In the event of any subdivision, consolidation or other change in the share capital of ISI during the Option Period, then the number of shares to be issued to NGP under paragraphs 3.2(c) or 3.3 hereof shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of ISI.

3.8

The grant of the Option and the performance of the covenants of ISI pursuant to the terms of this Agreement are subject to receipt of Exchange acceptance for this Agreement. ISI hereby undertakes to use its best efforts to obtain such acceptance on or before December 15, 2004. In the event that final Exchange acceptance is not obtained by such date, this Agreement may be extended by the mutual agreement of the parties.

4.

 RIGHTS AND OBLIGATIONS

4.1

 During the Option Period, unless this Agreement is otherwise terminated, NGP will be appointed as ISI's agent and project Exploration Manager for the purpose of conducting the Work Programs on the Property (the "Exploration Manager").

4.2

 The Exploration Manager shall have such right and authority to manage and carry out all geothermal exploration and related activities on the Property as the Parties may agree and to incur the costs required therefor, and at all times shall perform its duties as an independent contractor to ISI.

4.3

Without restricting the above, the Exploration Manager shall:

(a)

have unrestricted access to the Property;

(b)

propose, from time to time, programs for geothermal exploration work to be conducted in a series of phases on the Property, including detailed budgets for each phase of such Work Programs, for consultation with and acceptance by ISI, and shall assist in the preparation of independent geological reports for such Work Programs (if required by ISI) to be prepared by duly qualified geothermal professionals (a "Qualifying Report");

(c)

perform such exploration, development, other geological work on the Property substantially in accordance with the Qualifying Reports;

(d)

bring and erect upon the Property such equipment and facilities as the Exploration Manager may in its sole discretion consider advisable or desirable;

(e)

maintain the geothermal leases which comprise the Property in good standing through the filing of work programs, reports concerning activities and expenditures, technical reports and the payment of annual rental fees, BLM fees and taxes;

(f)

not do, or permit to be done, any act or thing which would or might in any way adversely affect the rights or interests of the parties in the Property;

(g)

comply with the provisions of all Iicences, concessions, agreements or other instruments of title under which the Property is held;

(h)

pay all costs properly incurred in connection with the exploration and maintenance of the Property promptly as and when due and payable, and will provide reasonable advance notice to ISI of the anticipated timing of when such costs will be incurred;

(i)

keep the Property free of all liens and encumbrances arising out of the geothermal exploration activities and in the event of any such liens being filed against the Property, proceed with diligence to contest or discharge the same;

(j)

prosecute or defend, where defence is available, on behalf of the Parties, all litigation arising out of the exploration activities or with respect to the Property, provided that a Party may, on its own behalf and in addition to the acts of the Exploration Manager, join in the prosecution or defence of any such litigation at its own expense;

(k)

open and maintain a separate bank account for the purpose of receiving and disbursement of funds to be provided by ISI for the purpose of conducting the Work Programs (hereinafter called the "Project Account") as the Exploration Manager may choose with a Canadian chartered bank (which Project Account shall be separate from the bank accounts of either Party), and shall advise ISI of the bank, branch and account number of the Project Account; and

(l)

account for all expenditures made on behalf of ISI in accordance with the accounting procedure attached as Schedule "B".

4.4

 Prior to the commencement of each phase or phases of any approved Work Program contemplated by sub-paragraph 4.3 (b) hereof, the Exploration Manager shall provide ISI with notice of its intent to proceed with such work, and ISI shall cause to be deposited in the Project Account a sum equal to 100% of ISI's funding obligation for such approved Work Program.

4.5

The Exploration Manager shall manage and carry out such approved Work Programs substantially in accordance with the Qualifying Reports, if any, and in connection therewith shall:

(a)

notify the Parties, in advance if reasonably possible, of any change in a Work Program which the Exploration Manager considers necessary and material;

(b)

obtain the consent of ISI to any material changes in a Work Program;

(c)

attempt to curtail any overrun of costs when conducting the Work Programs;

(d)

not incur any cost overruns in excess of 10% of the approved budget for such Work Program without the mutual agreement of the parties; and

(e)

not suspend or terminate prematurely a Work Program without the prior consent of the Parties.

4.6

 The Exploration Manager shall provide 1SI with a summary report of exploration activity (including financial details of expenditures) on a monthly basis, and a full report of exploration work conducted on the Property on an annual basis (an "Annual Report"). The Annual Reports shall include:

(a)

geological, geophysical, geochemical, drilling and other engineering reports and data;

(b)

maps and drawings showing the results of the Work Programs carried out;

(c)

records of accounts for all expenditures related to the Property which have been paid from funds provided by ISI as provided for in the accounting procedure; and

(d)

documents of title to the Property.

4.7

 The Exploration Manager shall perform its duties and obligations hereunder in accordance with accepted geothermal, engineering and accounting principles, and in compliance with all applicable federal, state, provincial and municipal laws/by-laws, ordinances, rules and regulations and this Agreement. The Exploration Manager shall require its contractors and subcontractors employed in connection with the Work Programs to comply with the provisions of this subsection.

4.8

 The Exploration Manager shall be not be entitled to receive a management fee, however Fairbank Engineering Ltd. (a geological consulting company controlled by the President of NGP, Brain Fairbank) shall conduct the Work Programs on behalf of NGP, in its capacity as Exploration Manager, and may charge fees as contemplated by the accounting procedure.

4.9

 The Exploration Manager may at any time on ninety (90) days' notice to ISI resign as Exploration Manager, in which event the Parties shall select another person to be the Exploration Manager upon such date or such sooner date as the Parties may agree.

4.10

 If the Exploration Manager shall have (I) defaulted in the performance of a material or substantial duty or obligation imposed upon it as Exploration Manager under this Agreement, or (2) acted in a manner that would constitute a material conflict of duty and interest of NGP's duties incurred to ISI as ISI's Exploration Manager, then ISI may provide to the Exploration Manager a written notice setting forth particulars of the alleged default. If the Exploration Manager, within thirty (30) days, disputes the allegations of default, the issue of whether there is or is not default shall be settled by arbitration. Failure of the Exploration Manager to commence to remedy the default within forty-five (45) days after receiving such notice from ISI or within twenty (20) days of the decision of the arbitrator (if the arbitrator decides there is default), whichever date is later, shall be grounds for removal of the Exploration Manager.

5.

EXERCISE OF OPTION

5.1

Upon Fulfillment of the Option terms in the manner contemplated in paragraph 3.2 or 3.5 hereof, ISI will have exercised the Option and have earned a 50% interest in the Property.

5.2

Forthwith following exercise of the Option, ISI and NGP shall enter into a joint venture agreement concerning the Property and each of ISI and NGP shall do such further acts and execute such further documents as may be necessary or desirable to implement such joint venture (the "Joint Venture") and to effect registration of the same in the appropriate government registries with each party holding an initial 50% interest in the Joint Venture.

5.3

If and when the Joint Venture is formed:

(a)

NGP shall have the right to be the operator for the purpose of conducting all further work on the Property (the "Operator"); and

(b)

the parties shall appoint a management committee (the "Management Committee"), consisting of two representatives of each party hereto and one alternate of each party hereto; and

(c)

accounting procedures, substantially in the form attached hereto as Schedule B, shall form part of the joint venture agreement and apply to the further development of the Property under the Joint Venture.

5.4

The Management Committee shall be responsible for approving programs and budgets for the programs to be conducted on the Property, and for determining the general policies and direction to be adopted by the Operator in the conduct of the future exploration and development of the geothermal potential of the Property. The Management Committee shall meet at least once annually and otherwise on 10 days notice given by the Operator and on 20 days notice given by the non-Operator. Such notices shall be accompanied by an agenda of matters to be discussed and/or decided at the meeting. Decisions of the Management Committee shall be by majority vote. Each party shall contribute their respective share of any funding required by a decision of the Management Committee within 90 days after the date of such decision. Each party hereto shall be entitled to one vote for each 1% interest held by such party. In the event of a deadlocked vote, the Operator shall have a casting vote, provided that if the effect of a decision taken by use of a casting vote could reduce the interest held by a party, then the affected party may appeal such decision to arbitration.

5.5

The Operator shall submit annual programs and budgets for exploration/development programs to the Management Committee for approval within 90 days of the expiration of the program then in effect. If the Operator should fail to submit a program of exploration/development and a budget within this time then the party acting as Operator shall immediately cease to be the Operator, and any non-operating party may not less than 60 days thereafter assume the position of Operator by proposing a program and budget for the ensuing year for consideration and approval by the Management Committee. No expenditures shall be incurred by the Operator, except with the approval of the Management Committee, or except as may be necessary to keep the geothermal leases which comprise the Property in good standing.

5.6

Each party hereto shall within 30 days (or 60 days if the budget for a Program is in excess of $1,000,000) of receipt of an approved exploration/development program and budget, elect whether to participate in the Program and fund its share of the required costs. Failure to elect within this time will be deemed to be an election not to participate, and the interest of the non-contributing party shall be subject to dilution pursuant to paragraph 5.9.

5.7

Notwithstanding any other term hereof, for so long as NGP holds a minimum 50% interest in the Property, it shall be the Operator of the Property. If at any time after the commencement of the Joint Venture NGP should hold less than a 50% interest in the Property, or at any time an Operator of the Property is unable to act as Operator of the Property, then a new Operator shall be selected by the party who has the next largest interest in the Joint Venture.

5.8

From the date of the commencement of the Joint Venture, it is agreed that the Operator of the Property shall be entitled to receive administrative fees at the rates provided section 2.12 of the Accounting Procedures. The Management Committee shall annually review the administrative fees and shall amend the methodology or rates in a manner so as to ensure that the Operator neither makes a profit nor incurs a loss from such methodology or rates.

5.9

 If a party fails to make a required contribution to the costs under an exploration/development program and budget after the formation of the Joint Venture, and should the other party or parties make at least 70% of the costs contemplated by such program and budget, then the party which failed to contribute shall have its own interest reduced pro rata. The interest of the contributing party shall be increased and the interest of the non-contributory party shall be decreased so that the interest of such party at all times is that percentage which is equivalent to:

(a)

the sum of the party's deemed costs and actual costs, divided by,

(b)

the sum of the total deemed costs and actual costs of all parties,

(c)

and multiplied by 100.

A party who has had its interest reduced hereunder shall only be entitled to participate in subsequent programs and budgets to the extent of its participating interest at the time any subsequent programs and budgets are approved by the Operator of the Property. In the event that a party fails to contribute to a program and budget and the contributing parry or parties do not complete at least 70% of the costs contemplated, then the non-contributory party shall be entitled, within thirty (30) days of being notified of completion of the reduced program, to pay its share of the costs actually made by the contributing party or parties and thereby maintain its interest. If the non-contributory party fails to contribute within such thirty (30) day period, its interest shall be reduced in accordance with the foregoing provisions.

5.10

 In the event a party is diluted to a 10% or smaller interest, by the operation of paragraph 5.9 herein, then that party's interest in the Joint Venture and the Property shall automatically convert to a royalty, payable on an annual basis, on revenue generated from the Property equal to 2.5% for geothermal energy, 1% for by-products, 0.75% for electric power produced with binary technology, 0.875% for electric power produced with flash technology, and 1% for electric power produced with dry steam technology.

5.11

 For the purpose of calculating the initial and subsequent interests of each party pursuant to the provisions of this Part 5 of the Agreement, as of the date of formation of the Joint Venture, each party shall be deemed to have expended an amount equal to $5,000,000 on the Property.

6.

TERMINATION OF THE OPTION

6.1

 ISI may terminate the Option at any time by delivery of written notice of such termination to NGP. Upon such termination, ISI shall be relieved from all further obligations under this Agreement and shall have earned no interest in the Property.

6.2

NGP may terminate the Option in the event that ISI is in default of any of its obligations under Part 3 of the Agreement.

7.

AREA OF INFLUENCE

For the purpose of this Agreement, the area covered by the Property shall include an area of influence surrounding the outer perimeter of the current Property to a maximum of two miles (the "Area of Influence") and all geothermal leases, interests, or rights acquired (collectively the "Interest"), directly or indirectly, by either party within the Area of Influence before or after the date of signing of this Agreement shall be considered to form part of the Property and will be subject to this Agreement.

8.

ASSIGNMENT

Neither ISI nor NGP nor Noramex may assign its interest in this Agreement to another party without the prior written consent of the other parties, such consent shall not be unreasonably withheld.

9.

MISCELLANEOUS

9.1

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

9.2

 Each notice, demand or other communication required or permitted to be given shall be in writing and shall be sent by prepaid registered mail or deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered, or sent via facsimile to such party at the address of such party specified below:

(a)

if to NGP or Noramex at:

Nevada Geothermal Power Inc. 900.409 Granville Street

Vancouver, BC V6C 1T2

Attention:

Brian D. Fairbank

Fax:

604.688.5926

(b)

if to ISI at:

Inovision Solutions Inc.

304-850 Burrard Street Vancouver, BC V6Z 2J1

Attention:

Daniel McGee

Fax:

604.683.0342

The date of receipt of such notice, demand or other communication shall be the date of delivery thereof, if delivered, or sent via facsimile, or if given by registered mail as aforesaid shall be deemed conclusively to be delivered on the 5th business day after the same has been mailed, except in the case of interruption of postal service or any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand, or other communication is actually received by the addressee.

Either party may at any time or from time to time notify the other party in writing of a change in address and the new address which notice shall be given to it thereafter until further change.

9.3

This agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.4

 In the event that there is any dispute regarding this Agreement, the parties agree that such matters shall be settled by arbitration to be conducted at Vancouver B. C. pursuant to the provisions of the Commercial Arbitration Act (British Columbia) and the ruling of such arbitration panel shall be conclusive and binding upon the parties hereto, and the parties hereto agree to abide by the terms and conditions as the arbitrators appointed pursuant to the provisions of the Commercial Arbitration Act (British Columbia) shall have determined.

9.5

Time is of the essence of this Agreement.

9.6

This Agreement supercedes any other agreements or arrangements, whether oral or written, existing between the parties in respect to the Property.

9.7

Each of the parties agree to be responsible for their own respective legal expenses relating to this agreement and the negotiation and preparation of this agreement.

9.8

This Agreement may be executed in counterparts and facsimile signatures shall be acceptable.

9.9

Each of the parties acknowledge and agree that no finders fees shall be payable with respect to this transaction.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this agreement in the space provided and returning the same to us at your earliest convenience.

Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

NEVADA GEOTHERMAL POWER INC.

By:	/s/ Brian D. Fairbank
Authorized Signatory
NORAMEX CORP.

By:	/s/ Brian D. Fairbank
Authorized Signatory

INOVISION SOLUTIONS INC.

By:	/s/
Authorized Signatory

The foregoing is hereby confirmed, acknowledged and accepted this 12 day of October, 2004.

APPENDIX "A" TO AGREEMENT BETWEEN
NEVADA GEOTHERMAL POWER INC.,
NORAMEX CORP. AND INOVISION SOLUTIONS INC.

PROPERTY DESCRIPTION

The Property consists of the following geothermal leases covering a total of 4,430.85 acres located in the Humboldt County, Nevada:

A. Township 33 North, Range 40 East, MDB&M
Lessor	Location	Acreage
Newmont	Section 3: S½, S ½, N½, Lots 1-4	615.09
Newmont	Section 5: S½, S½, N ½ , Lots 1-4	612.06
Newmont	Section 9: All	640.00

B. Township 34 North, Range 40 East, MDB&M
Lessor	Location	Acreage
Newmont	Section 27: E½, E½, W ½ , Lots 1-4	643.70
Newmont	Section 33: All	640.00
C. Township 33 North, Range 40 East
Lessor	Location	Acreage
BLM	Section 10: All	640.00
D. Township 34 North, Range 40 East
Lessor	Location	Acreage
BLM	Section 28: N½, NE¼,SE NE¼ W½, SE¼	341.94
BLM	Section 28: NE¼ , E½, NW¼, NE SW¼, NV½, SE¼.	298.06
	Lots 1-7

APPENDIX "B" TO AGREEMENT BETWEEN
NEVADA GEOTHERMAL POWER INC.,
NORAMEX CORP. AND INOVISION SOLUTIONS INC.

ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Exploration Manager (the "Manager") and the Participants under the Agreement are set forth below. Reference in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement. It is the intent of Manager and the Participants that none of them shall lose or profit by reason of their duties and responsibilities as Manager or Participant. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of this Accounting Procedure and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE 1

GENERAL PROVISIONS

1.1

General Accounting Records. The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for calculation of royalties and other burdens on the Properties, managerial, tax, regulatory or other financial reporting purposes. The Participants agree to provide the Manager with all information reasonably requested by the Manager for the foregoing purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2

Project Account. After the decision is made to begin Exploration or Development, the Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all receipts (the "Project Account").

ARTICLE 2

CHARGES TO PROJECT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Project Account with the following:

2.1

Rentals Royalties and Other Payments. Property maintenance costs and other payments necessary to maintain title to the Assets.

2.2

Labor and Employee Benefits.

2.2.01

Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

2.2.02

The Manager's cost of holiday, vacation, sickness and disability benefits,

and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2.01 and 2.11.

2.2.03

The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of productions, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Section 2.2.01 or 2.11, rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Section 2.2.01 or 2.11, provided that the plans are limited to the extent feasible to those customary in the industry.

2.2.04

 Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2.01 and 2.11, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.2.05

 Those costs in Sections 2.2.02, 2.2.03, 2.2.04 may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

2.3

Assets. Cost of all Assets purchased or furnished.

2.4

Transportation. Reasonable transportation costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for exploration, maintenance and operation of Assets.

2.5

Services.

2.5.01

The cost of contract services and utilities procured from outside sources, other than services described in Section 2.8 and 2.12. If contract services are performed by an Affiliate of the Manager, including Fairbank Engineering Ltd. ("EEL"), the cost charged to the Project Account shall not be greater than that for which comparable services and utilities are available in the open market. The cost of professional consultant services procured from outside sources shall not be charged to the Project Account unless approved by the Participants.

2.5.02

  Except as otherwise provided in Section 4.4 of the Agreement or Exhibit 1 thereto, the direct costs of using the Manager's exclusively-owned facilities in support of Project Venture activities provided that the charges may not exceed those currently prevailing in the vicinity.

2.6

Insurance Premiums. Premiums paid or accrued for insurance required for the protection of the Participants.

2.7

Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager.

2.8

Legal Expense. All legal costs and expenses of litigation approved by the Management Committee. Routine legal expenses are included under Section 2.12.

2.9

Audits. Cost of annual audits under Section 10.4 of the Agreement,

2.10

Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.11

District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and 9ii) the costs of maintaining and operating an office (hereafter, "the Manager's Project Office") and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. Such charges shall be apportioned for all Properties served by the employees and facilities on an equitable basis consistent with the Manager's general accounting practice and generally accepted accounting principles.

2.12

Administrative Charge. For the purposes of this Section 2.12 the term "Development" shall mean all drilling and construction expenses necessary to bring the Property into Commercial Production in accordance with a Feasibility Report approved by the Management Committee, and the term "Commercial Production" shall mean the receipt of revenue from generation of electricity or other form of exploitation or extraction of Substances from the Property. After ISI has completed its Initial Contribution pursuant to Sections 5.1 through 5.5 of the Agreement and the joint venture is formed, the Manager shall charge the Project Account each month an administrative charge equal to a sum as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses for its conduct of Operations, which shall be in lieu of any management fee:

(a)

With respect to operations before commencement of Development, the Manger's fee shall be twelve percent (12%) of the funds expended for such operations.

(b)

With respect to operations after commencement of Development but before Commercial Production, the Manager's fee shall be four percent (4%) of the funds expended for such operations.

(c)

With respect to operations after the commencement Commercial Production, the Parties agree that the Manager shall be paid an equitable management fee based upon the principle that the Manger shall not make a profit or loss from the Indirect Charge but should be fairly and adequately compensated for the pro rata share of its costs and expenses. Such fee shall be determined by the Management Committee based upon customary practices in the United States geothermal industry. The specific rates provided for in this Section 2.12(c) shall be established and may be amended from time to time by the Management Committee if, in practice, the rates are found to be insufficient or excessive.

The administrative charges payable pursuant to this Section 2.12 shall apply to all charges to the Project Account except (i) the administrative charge defined herein; (ii) depreciation, depletion or amortization or tangible or intangible assets; (iii)

amounts expended for acquisition, construction or installation of tangible or intangible assets after commencement of Commercial Production; (iv) payments to acquire additional Properties, and taxes and assessments on the Properties.

The following representative list of items comprising the Manager's principal business office expenses are expressly covered by the administrative charge provided in this Section 2.12:

(a)

Administrative supervision, which includes services rendered by officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Project Account, as provided for in Section 2.2;

(b)

Accounting, billing and recordkeeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(c)

Handling of all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Project Account;

(d)

Routine legal services by the Manager's legal staff; and

(e)

Records and storage space, telephone service and office supplies.

2.13

Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE 3

BASIS OF CHARGES TO PROJECT ACCOUNT

3.1

Purchases. Materials, equipment, machinery and supplies (hereinafter, "Material") purchased and services procured shall be charged at prices paid by the Manager after deduction of all discounts actually received. The Manager shall maintain reasonable inventory levels adequate to sustain Operations in accordance with the guidelines set by the Management Committee.

3.2

Material Furnished by the Manager. At its discretion, the Manager may furnish Material from the Manager's stocks under the following conditions:

3.2.01

New Material (Condition "A"): New Material transferred from the Manager's properties shall be priced f.o.b. the nearest reputable supply store or railway receiving point, where like material is available, at current replacement cost of the same kind of Material (hereafter, "New Price").

3.2.02

Used Material (Conditions "B" and "C"):

(a)

Material in sound and serviceable condition and suitable for reuse without reconditioning shall be classified as Condition "B" and priced at 75 percent of New Price.

(b)

Other used Material as defined hereafter shall be classified as Condition "C" and priced at 50 percent of New Price:

(1)

Used Material which after reconditioning will be further serviceable for original function as good secondhand Material (Condition `B"), or

(2)

Used material which is serviceable for original function but not substantially suitable for reconditioning.

(3)

Material which cannot be classified as Condition "B" or Condition "C" shall be priced at a value commensurate with its use.

(4)

 Material no longer suitable for its original purpose but usable for some other purpose shall    be priced on a basis comparable with items normally used for such other purpose.

3.3

Premium Prices. Whenever Material is not readily obtainable at prices specified in Sections 3.1 and 3.2, the Manager may charge the Project Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such material; provided, however, that prior notice of the proposed charge is given to the Participants, whereupon any Participant shall have the right, by notifying the manager within ten days of the delivery of the notice from the manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager. If a Participant so furnishes Material in kind, the Manager shall make appropriate credits to its account.

3.4

Warranty of Material Furnished by the Manager or Participants. Neither the Manager nor any Participant warrants the Material furnished beyond any dealer's or manufacturer's warranty.

ARTICLE 4

DISPOSAL OF MATERIAL

4.1

Disposition Generally. The Manager shall have no obligation to purchase a Participant's interest in Material. The Management Committee shall determine the disposition of major items of surplus material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by transfer to the Participants as provided in Section 4.2 or by sale. The Manager shall credit the Participants in proportion to their Participating Interest for all Material sold hereunder.

4.2

Division in Kind. Division of Material in kind between the Participants shall be in proportion to their respective Participating Interest, and corresponding credits shall be made to the Project Account.

4.3

Sales. Sales of material to third parties shall be credited to the Project Account at the net amount received. Any damages or claims by the purchaser shall be charged back to the Project Account if and when paid.

ARTICLE 5

BASIS OF PRICING MATERIAL TRANSFERRED FROM PROJECT ACCOUNT

5.1

New Price. The term "New Price" as used in this Article 5 shall have the same meaning as in Article 3.

5.2

New Material. New Material (Condition "A") procured for the Project Account but never used shall be priced at 100 percent of current New Price (plus applicable transfer taxes, if any).

5.3

Good Used Material. Good used Material (Condition "B") in sound and serviceable condition, suitable for reuse without conditioning shall be priced:

5.3.01     at 75 percent of current New Price if the Material was charged to Project Account as new, or

5.3.02     at 65 percent of current New Price if the Material was originally charged to the Project Account as secondhand Material at 75percent of New Price.

5.4

Other Used Material. Other used Material (Condition "C") as defined hereafter shall be priced at 50 percent of current New Price:

5.4.01       Used Material which after reconditioning will be further serviceable for original function as good secondhand material (Condition "B"), or

5.4.02       Used Material which is serviceable for original function but not substantially suitable for reconditioning.

5.5

Bad-Order Material. Material (Condition "D") no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

5.6

Junk. Junk (Condition "F'), being obsolete and scrap Material, shall be priced at prevailing prices.

5.7

Temporarily Used Material. When the use of Material is temporary and its service to the Project Account does not justify the reduction in price provided in Section 5.3, the Material shall be priced on a basis that will leave a new charge to the Project Account consistent with the value of the services rendered.

ARTICLE 6

INVENTORIES

6.1

Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of geothermal properties.

6.2

Reconciliation and Adjustment of Inventories.  Reconciliation of inventory with charges to the Project Account shall be made, and a list of overages and shortages shall be determined by the Manger. Inventory adjustments shall be made by the Manager to the Project Account for overages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence,